SOUTHERN SECURITY LIFE INSURANCE COMPANY

                                755 Rinehart Road
                            Lake Mary, Florida 32746


                                December 2, 2004






Dear Stockholder:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the annual meeting of stockholders of Southern Security Life Insurance Company (the "Company") to be held on Thursday, December 23, 2004, at 10:00 a.m., Mountain Standard Time, at 5300 South 360 West, Suite 250, Salt Lake City, Utah.

     The formal notice of the annual meeting and the proxy statement has been made a part of this invitation. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 is also enclosed.

     The matters to be addressed at the meeting will include (1) to elect eight directors; (2) to ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004; and (3) to report on the business activities of the Company and to answer any stockholder questions.

     Your vote is very important. We hope you will take a few minutes to review the proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. Please note that sending us your proxy will not prevent you from voting in person at the meeting, should you wish to do so.

     Thank you for your support of Southern Security Life Insurance Company. We look forward to seeing you at the annual meeting.

                                Sincerely yours,

                                SOUTHERN SECURITY LIFE INSURANCE COMPANY



                                 George R. Quist
                                 Chairman of the Board and
                                 Chief Executive Officer

                    SOUTHERN SECURITY LIFE INSURANCE COMPANY

                                755 Rinehart Road
                            Lake Mary, Florida 32746




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Southern Security Life Insurance Company (the "Company"), a Florida corporation, will be held on Thursday, December 23, 2004, at 5300 South 360 West, Suite 250, Salt Lake City, Utah, at 10:00 a.m., Mountain Standard Time, to consider and act upon the following:

1. To elect a Board of Directors consisting of eight directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

2. To ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004; and

3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

     The Board of Directors has fixed the close of business on November 30, 2004, as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting.

     If you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the meeting, sign and date the proxy card and mail it promptly to 755 Rinehart Road, Lake Mary, Florida 32746, Attention: G. Robert Quist, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the meeting by written notice to such effect, by submitting a subsequently dated proxy or by attending the meeting and voting in person. If your shares are held in "street name" you should instruct your broker how to vote in accordance with your voting instruction form.

                                 By order of the Board of Directors,


                                 G. Robert Quist
                                 First Vice President and Secretary

December 2, 2004
Salt Lake City, Utah

                    SOUTHERN SECURITY LIFE INSURANCE COMPANY

                                755 Rinehart Road
                            Lake Mary, Florida 32746

                                 PROXY STATEMENT

                               The Annual Meeting

General

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Southern Security Life Insurance Company (the "Company") for use at the annual meeting of stockholders to be held on Thursday, December 23, 2004, at 5300 South 360 West, Suite 250, Salt Lake City, Utah, at 10:00 a.m., Mountain Standard Time, or at any adjournment or postponements thereof. The shares covered by the enclosed proxy, if such is properly executed and received by the Board of Directors prior to the meeting, will be voted in favor of the proposals to be considered at the annual meeting, and in favor of the election of the nominees to the Board of Directors as listed unless such proxy specifies otherwise, or the authority to vote in the election of directors is withheld. A proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company at 755
Rinehart Road, Lake Mary, Florida 32746, Attention: G. Robert Quist. Stockholders may vote their shares in person if they attend the annual meeting, even if they have executed and returned a proxy. This proxy statement and accompanying proxy card are being mailed to stockholders on or about December 3, 2004.

     Your vote is important. Please complete and return the proxy card so your shares can be represented at the annual meeting, even if you plan to attend in person.

     If a shareholder wishes to assign a proxy to someone other than the Directors' proxy committee, all three names appearing on the proxy card must be crossed out and the name(s) of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person(s) representing the shareholder.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation.

     The matters to be brought before the annual meeting are (1) to elect directors to serve for the ensuing year; (2) to ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004; and (3) to transact such other business as may properly come before the annual meeting.

Record Date and Voting Information

     Only holders of record of common stock at the close of business on November 30, 2004, will be entitled to vote at the annual meeting. On the record date, 2,105,235 shares of the Company's common stock, $1.00 par value per share, were issued and outstanding. A majority of the outstanding shares (or 1,052,618 shares) of common stock will constitute a quorum for the transaction of business at the meeting.

     The holders of each class of common stock of the Company are entitled to one vote per share. Cumulative voting is not permitted in the election of directors.

                              ELECTION OF DIRECTORS

                                   PROPOSAL 1

                                  The Nominees

     The Board of Directors has nominated all of the eight current directors for re-election at the annual meeting. The Board of Directors recommends that the stockholders vote "FOR" the election of the eight director nominees listed below. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's eight nominees named below, all of whom are presently directors of the Company.

     In the event that any management nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the board.

     The names of the nominees, their ages, their period of service as a director, and the principal positions with the Company held by them are as follows:

   Name               Age  Director Since     Position with the Company
   ----               ---  --------------     -------------------------
George R. Quist (1)    83  December 1998      Chairman of the Board and Chief
                                               Executive Officer
Scott M. Quist (1)     51  December 1998      President, Chief Operating Officer
                                               and Director
G. Robert Quist (1)    53  April 1999         First Vice President, Secretary
                                               and Director
J. Lynn Beckstead, Jr. 50  March 2002         Director
Charles L. Crittenden  84  December 1998      Director
Robert G. Hunter, M.D. 44  December 1998      Director
H. Craig Moody         52  December 1998      Director
Norman G. Wilbur       65  December 1998      Director
---------------------
      (1) George R. Quist is the father of Scott M. Quist and G. Robert Quist.

     The following is a description of the business experience of each of the eight nominees:

     George R. Quist has been Chairman of the Board and Chief Executive Officer of the Company since December 1998. He has served as President of the Company from December 1998 until July 2002. Mr. Quist has also served as Chairman of the Board and Chief Executive Officer of Security National Financial Corporation since October 1979, and its President from October 1979 until July 2002. From 1960 to 1964, he was Executive Vice President and Treasurer of Pacific Guardian Life Insurance Company. >From 1946 to 1960, he was an agent, District Manager and Associate General Agent for various insurance companies. Mr. Quist also served from 1981 to 1982 as President of The National Association of Life Companies, a trade association of 642 life insurance companies, and from 1982 to 1983 as its Chairman of the Board.

     Scott M. Quist has been President of the Company since July 2002, its Chief Operating Officer since October 2001, and a director since December 1998. Mr. Quist served as First Vice President of the Company from December 1998 to July 2002. Mr. Quist has also served as President of Security National Financial Corporation since July 2002, as its Chief Operating Officer since October 2001, and a director since May 1986. From 1980 to 1982, Mr. Quist was a tax specialist with Peat, Marwick, Mitchell, & Co., in Dallas, Texas. From 1986 to 1991, he was Treasurer and a director of The National Association of Life Companies, a trade association of 642 insurance companies until its merger with the American Council of Life Companies. Mr. Quist has been a member of the Board of Governors of the Forum 500 Section (representing small insurance companies) of the American Council of Life Insurance. Mr. Quist has also served as a regional director of Key Bank of Utah since November 1993. Mr. Quist is currently a director and past president of the National Alliance of Life Companies, a trade association of over 200 life companies.

     G. Robert Quist has been a director of the Company since April 1999 and its First Vice President and Secretary since March 2002. Mr. Quist has also served as First Vice President and Secretary of Security National Financial Corporation since March 2002. He has served as President and a director of Big Willow Water Company since 1987 and as a director of Investors Equity Life Insurance Company of Hawaii since 1987. He has also served as a director and Secretary-Treasurer of the Utah Cemetery Association since 1987.

     J. Lynn Beckstead, Jr. has been a director of the Company since March 2002. Mr. Beckstead has also served as Vice President and a director of Security National Financial Corporation since March 2002. In addition, he is President of Security National Mortgage Company, an affiliate of the Company, and has served in this position since July 1993. From 1990 to 1993, Mr. Beckstead was Vice President and a director of Republic Mortgage Corporation. From 1983 to 1990, Mr. Beckstead was Vice President and a director of Richards Woodbury Mortgage Corporation. >From 1980 to 1983, he was a principal broker for Boardwalk Properties. From 1978 to 1980, Mr. Beckstead was a residential loan officer for Medallion Mortgage Company. From 1977 to 1978, he was a residential construction loan manager of Citizens Bank.

     Charles L. Crittenden has been a director of the Company since December 1998. Mr. Crittenden is also a director of Security National Financial Corporation and has served in this position since October 1979. Mr. Crittenden has been sole stockholder of Crittenden Paint & Glass Company since 1958. He is also an owner of Crittenden Enterprises, a real estate development company, and Chairman of the Board of Linco, Inc.

     Robert G. Hunter, M.D. has been a director of the Company since December 1998. Dr. Hunter is also a director of Security National Financial Corporation and has served in this position since October 1998. Dr. Hunter is currently a practicing physician in private practice. Dr. Hunter created the statewide E.N.T. Organization (Rocky Mountain E.N.T., Inc.) where he is currently a member of the Executive Committee. He is also Chairman of Surgery at Cottonwood Hospital, a delegate to the Utah Medical Association and a delegate representing the State of Utah to the American Medical Association, and a member of several medical advisory boards.

     H. Craig Moody has been a director of the Company since December 1998. Mr. Moody is also a director of Security National Financial Corporation and has served in this position since September 1995. Mr. Moody is owner of Moody & Associates, a political consulting and real estate company. He is a former Speaker and House Majority Leader of the House of Representatives of the State of Utah.

     Norman G. Wilbur has been a director of the Company since October 1998. Mr. Wilbur is also a director of Security National Financial Corporation and has served in this position since October 1998. Mr. Wilbur worked for J.C. Penney's regional offices in budget and analysis. His final position was Manager of Planning and Reporting for J.C. Penney's stores. After 36 years with J.C. Penney's, he took an option of an early retirement in 1997. Mr. Wilbur is a past board member of the Habitat for Humanities in Plano, Texas.

     The Board of Directors recommends that stockholders vote "FOR" the election of each of the nominees named above.

Executive Officers

     The following table sets forth certain information with respect to the executive officers of the Company (the business biographies for George R. Quist, Scott M. Quist and G. Robert Quist are set forth above):

       Name          Age             Title
-----------------   ----  -----------------------------
 George R. Quist1    83   Chairman of the Board and Chief Executive Officer
 Scott M. Quist1     51   President and Chief Operating Officer
 G. Robert Quist1    53   First Vice President and Secretary
 Stephen M. Sill     58   Vice President, Treasurer and Chief Financial Officer

     1George R. Quist is the father of Scott M. Quist and G. Robert Quist.

     Stephen M. Sill has been Vice President, Treasurer and Chief Financial Officer of the Company since March 2002. He has also served as Vice President, Treasurer and Chief Financial Officer of Security National Financial Corporation since March 2002. From 1998 to March 2002, Mr. Sill was Vice President and Controller of the Company. From 1997 to 2002, Mr. Sill was Vice President and Controller of Security National Financial Corporation. From 1994 to 2002, Mr. Sill was Vice President and Controller of Security National Life Insurance Company. From 1989 to 1993, he was Controller of Flying J. Inc. From 1978 to 1989, Mr. Sill was Senior Vice President and Controller of Surety Life Insurance Company. From 1975 to 1978, he was Vice President and Controller of Sambo's Restaurant, Inc. From 1974 to 1975, Mr. Sill was Director of Reporting for Northwest Pipeline Corporation. From 1970 to 1974, he was an auditor with Arthur Andersen & Co. Mr. Sill is a past President of the Insurance Accounting and Systems Association (IASA), a national association of over 1,300 insurance companies and associate members.

     The Board of Directors of the Company has a written procedure, which requires disclosure to the board of any material interest or any affiliation on the part of any of its officers, directors or employees that is in conflict or may be in conflict with the interests of the Company.

     No director, officer or 5% stockholder of the Company or its subsidiaries, or any affiliate thereof has had any transactions with the Company or its subsidiaries during 2003 or 2002.

     Each of the directors are board members of Security National Financial Corporation (the ultimate parent of the Company) with the exception of G. Robert Quist, which has a class of equity securities registered under the Securities and Exchange Act of 1934, as amended. In addition, Scott M. Quist is a regional director of Key Bank of Utah.

     All directors of the Company hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until their earlier resignation or removal.

Board Meetings and Committees

     The Company's Board of Directors held a total of five meetings during 2003. During 2003, the board had an Audit Committee, a Compensation Committee, and an Executive Committee. The board does not have a Nominating Committee.

     The Audit Committee is responsible for reviewing the services performed by the Company's independent public accountants and internal audit department and evaluating the Company's accounting practices and procedures and its system of internal accounting controls. The Audit Committee consists of Messrs. Charles L. Crittenden, H. Craig Moody and Norman G. Wilbur. During 2003, the Audit Committee met on two occasions.

     The Compensation Committee is responsible for recommending to the Board of Directors for approval the annual compensation of each executive officer of the Company and the executive officers of the Company's subsidiaries, advising management with respect to compensation levels for key employees, developing policy in the areas of compensation and fringe benefits, and creating employee compensation plans. The Compensation Committee consists of Messrs. Charles L. Crittenden, Norman G. Wilbur, and George R. Quist. During 2003 the Compensation Committee met on three occasions.

     The Executive Committee reviews Company policy, major investment activities and other pertinent transactions of the Company. The Executive Committee consists of Messrs. George R. Quist, Scott M. Quist, and H. Craig Moody. During 2003 the Executive Committee met on two occasions.

     During 2003, no director attended fewer than 75% of the total number of meetings of the Board of Directors or the total number of meetings held by all committees of the Board of Directors on which he served.

Other Matters

     The size of the Company's Board of Directors for the coming year is eight members. The term of office of each director is for a period of one year or until the election and qualification of his successor. A director is not required to be a resident of the state of Florida.

     Unless authority is withheld by your proxy, it is intended that the common stock represented by your proxy will be voted for each of the eight nominees. If any nominee should not serve for any reason, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to expect that any nominee will be unable to serve. There is no arrangement between any of the nominees and any other person or persons pursuant to which he was or is to be selected as a director. There is no family relationship between or among any of the nominees except that Scott M. Quist and G. Robert Quist are sons of George R. Quist.

     Pursuant to the Nasdaq corporate governance requirements recently made applicable to Nasdaq SmallCap Market companies, the Company must have (i) a minimum of two independent directors; (ii) an audit committee with a majority of independent directors; and (iii) an annual stockholders meeting. The Company has and can presently satisfy each of these requirements. Messrs. Crittenden, Hunter, Moody, and Wilbur qualify as independent directors.

Board Compensation

     During 2003, the directors received no form of compensation from the Company for their services as a director. However, the directors of the Company, except for G. Robert Quist, are also directors of Security National Financial Corporation, the ultimate parent company of the Company, and are paid a director's fee by Security National Financial Corporation for their services as a director of Security National Financial Corporation and its subsidiaries, including serving as a director of the Company.

Executive Compensation

     The following table sets forth, for each of the last three fiscal years, the compensation received by George R. Quist, Chairman of the Board and Chief Executive Officer, and all other executive officers (collectively, the "Named Executive Officers") at December 31, 2003, whose salary and bonus for all capacities exceed $100,000 for the fiscal year ended December 31, 2003.

                                                                      Summary Compensation Table
                                           Annual Compensation                           Long-Term Compensation
                                                                                Awards                     Payouts
                                                           Other
                                                           Annual     Restricted    Securities        Long-Term   All Other
                                                           Compen-      Stock      Underlying        Incentive    Compensa-
Name and Principal Position  Year    Salary($)  Bonus($)  sation($)     Awards($)   Options/SARs(#)  Payout($)     tion($)
-------------------------------    ---------  --------   ---------     ---------   ---------------   ---------    ---------
George R. Quist (1)          2003      $0       $0           $0            0          N/A             N/A         N/A
  Chairman of the Board      2002      $0       $0           $0            0          N/A             N/A         N/A
   and Chief Executive
    Officer                  2001      $0       $0           $0            0          N/A             N/A         N/A
---------

   (1) Effective January 1, 1999, the Company entered into an Administrative Services Agreement with its ultimate parent Security National Financial Corporation. Under the terms of the Administrative Services Agreement, all of the Company's employees became employees of Security National Financial Corporation. Administrative functions previously performed by the Company are now being furnished to the Company under this agreement. The Company pays to Security National Financial Corporation $250,000 per month or $3 million per year for the administrative services.

     The following table sets forth information concerning the exercise of options to acquire shares of the Company's common stock by the Named Executive Officers during the fiscal year ended December 31, 2003, as well as the aggregate number of value of unexercised options held by the Named Executive Officers on December 31, 2003.

     Aggregated Option/SAR Exercised in Last Fiscal Year and Fiscal Year-End Option/SAR Values.

                                                          Number of Securities Underlying        Value of Unexercised
                                                             Unexercised Options/SARs        In-the-Money Options/SARs at
                                                              at December 31, 2003(#)            December 31, 2003($)
                                                              -----------------------            --------------------
                     Shares Acquired          Value
Name                  on Exercise(#)      Realized ($)      Exercisable     Unexercisable     Exercisable    Unexercisable
----                  --------------      ------------      -----------     -------------     -----------    -------------
George R. Quist           -0-                $0               -0-               -0-             $0                $0

     The Company does not have a pension, retirement or other deferred compensation plan, or any other similar arrangement. In addition, the Company does not have any employee contracts.

Market for the Company's Common Stock and Related Stockholder Matters

     The principal market on which the Company's common stock is traded is the over-the-counter market. Trading information with respect to the Company's shares is available through the National Association of Securities Dealers
Automated Quotation (Nasdaq) System under the symbol "SSLI". On December 2, 2004, the last reported sale price of the Company's common stock was $3.82 per share. The following are the high and low closing sale prices for the Company's common stock during the calendar quarters indicated, as quoted in the Nasdaq system. The quotations represent prices between dealers in securities and do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions.

Period (Calendar Year)                               Price Range
                                                   High       Low
   2002
      First Quarter............................... 3.50      3.01
      Second Quarter.............................. 3.30      3.15
      Third Quarter............................... 3.65      3.19
      Fourth Quarter.............................. 4.25      3.21
   2003
      First Quarter............................... 6.50      3.48
      Second Quarter.............................. 4.47      3.41
      Third Quarter............................... 3.70      3.10
      Fourth Quarter.............................. 4.70      3.11
   2004
      First Quarter............................... 4.75      3.22
      Second Quarter.............................. 4.25      3.05
      Third Quarter............................... 3.87      3.10
      Fourth Quarter (through December 2, 2004)... 3.82      3.71

     The above prices have been adjusted for the effect of annual stock dividends.

     The Company has never paid a cash dividend on its common stock. It currently anticipates that all of its earnings will be retained for use in the operation and expansion of its business and does not intend to pay any cash dividends on its common stock in the foreseeable future. Any future determination as to cash dividends will depend upon the Company's earnings and financial position and such other factors as the Board of Directors may deem appropriate. A 5% stock dividend on common stock was issued to the stockholders on May 1, 2002 and April 10, 2003. The stock dividends were declared on March 15, 2002 and March 21, 2003, respectively.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of any class of the Company's common stock to file reports of ownership and periodic changes in ownership of the Company's common stock with the Securities and Exchange Commission. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of stock reports received by it with respect to fiscal 2003, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

Certain Relationships and Related Transactions

     Insuradyne Corporation, a wholly owned subsidiary of Security National Financial Corporation, serves as general agent for the Company, pursuant to a general agency agreement, which is terminable by either party with 30 days' notice. In such capacity, Insuradyne receives a commission on the first year commissionable premium on certain of the Company's policies as well as a small renewal commission on certain other policies. In accordance with the Florida Insurance Code, a copy of the Company's general agency agreement with Insuradyne Corporation was filed with and approved by the Florida Department of Insurance. The Company's management believes that the terms of its general agency agreement with Insuradyne are as favorable to the Company as terms, which could be obtained from independent third parties.

     During 2003 and 2002, gross commissions in the amount of $97,124 and $109,268 respectively, were earned by Insuradyne Corporation. At December 31, 2003, the Company owed $57,064 to Insuradyne as a result of commissions earned by Insuradyne but for which Insuradyne has not yet requested payment.

     The Company continues to be indebted to its parent, Security National Life Insurance Company, in the amount of $1,000,000, pursuant to a promissory note dated December 1988, which bears interest at the annual rate of interest equal to the prime rate (as hereinafter defined) plus 2%, with such interest rate not to be less than 9% nor in excess of 11%. For purposes of this promissory note, prime rate is defined to mean the prime rate as announced by Compass Bank, Birmingham, Alabama, from time to time, as its prime rate (which interest rate is only a bench mark, is purely discretionary and is not necessarily the best or lowest rate charged borrowing customers). This promissory note is due on demand and is payable out of capital surplus in excess of $1,750,000, pursuant to Florida statutes, section 628.40. Interest and principal can only be repaid upon the express written approval of the Florida Department of Insurance.

     The Company entered into an Administrative Services Agreement dated December 17, 1998 with Security National Financial Corporation. Under the terms of the agreement, Security National Financial Corporation has agreed to provide the Company with certain defined administrative and financial services, including accounting services, financial reports and statements, actuarial, policyholder services, underwriting, data processing, legal, building management, marketing advisory services and investment services. In consideration for the services to be provided by Security National Financial Corporation, the Company will pay Security National Financial Corporation an administrative services fee of $250,000 per month, or $3,000,000 on an annual basis, which may be increased, beginning on January 1, 2001, to reflect increases in the Consumer Price Index, over the index as of January 1, 2000, provided, however, that such fee shall be reduced to zero for so long as the capital and surplus of the Company is less than or equal to $6,000,000, unless the Company and Security National Financial Corporation otherwise agree to in writing and such agreement is approved by the Florida Department of Insurance. Security National Financial Corporation has not made any increases in the amount of administrative service fees to reflect increases in the Consumer Price Index.

     The Administrative Services Agreement is to remain in effect for an initial term expiring on December 16, 2003. However, the term of the agreement was automatically extended for an additional one-year term expiring December 16, 2004. The agreement may be extended for additional one-year terms unless either the Company or Security National Financial Corporation shall deliver a written notice on or before September 30 of any year stating to the other its desire not to extend the term of the agreement. Neither the Company nor Security National Financial Corporation provided written notice prior to September 30, 2004 stating a desire not to extend the term of the agreement. As a result, the agreement will be extended for an additional one-year term ending December 31, 2005.

     SSLIC Holding Company, a wholly owned subsidiary of Security National Life Insurance Company, owns 57.4% of the outstanding shares of the Company's common stock. Security National Life Insurance Company is a wholly owned subsidiary of Security National Financial Corporation and owns 19.3% of the outstanding shares of the Company's common stock. In addition, George R. Quist, the Company's Chief Executive Officer is the Chief Executive Officer of Security National Financial Corporation; Scott M. Quist, the Company's President and Chief Operating Officer, is the President and Chief Operating Officer of Security National Financial Corporation; G. Robert Quist, the Company's Vice President and Secretary, is the First Vice President and Secretary of Security National Financial Corporation; Stephen M. Sill, the Company's Vice President, Treasurer and Chief Financial Officer, is the Vice President, Treasurer and Chief Financial Officer of Security National Financial Corporation. Finally, the directors of the Company, with the exception of G. Robert Quist, also serve as the directors of Security National Financial Corporation.

     On December 28, 1998 the Company entered into a loan funding and fee agreement and agency agreement with Security National Mortgage Company, a wholly owned subsidiary of Security National Financial Corporation. Under the terms of the agreement, Security National Mortgage Company assigned its interest in residential mortgage loans that have been pre-sold to third party investors to the Company. The Company purchased these loans and held them as short-term investments until it received the proceeds from the third-party investors. The Company receives fee income from Security National Mortgage Company based upon how long the loans are outstanding. At December 31, 2003 and 2002, the Company had outstanding loan purchases of $17,497,249 and $16,283,759, respectively. Included in investment income was $1,478,281 and $1,130,231of fee income for the years ended December 31, 2003 and 2002, respectively.

     On December 26, 2003, the Company entered into a coinsurance agreement and a modified coinsurance agreement with Security National Life Insurance Company effective September 30, 2003. The Company ceded 50% of certain blocks of its universal life business to Security National Life Insurance Company. The total liabilities reinsured for this business on October 1, 2003 were $22,195,259. The Company received a ceding commission from Security National Life Insurance Company of $3,200,000 and will pay a risk charge to Security National Life Insurance Company of 1% of the outstanding coinsurance per calendar quarter. The Company placed investment grade bonds in a bank trust, the value of which equal the outstanding liabilities ceded to Security National Life Insurance Company. Security National Life Insurance Company is named as a beneficiary of the trust, and the terms of the trust are such that the Company will maintain investment grade bonds in the trust to equal the outstanding liabilities ceded to Security National Life Insurance Company.

     Under the coinsurance agreement and the modified coinsurance agreement, the coinsurance and the decrease in reserves are equal in amount. Under U. S. GAAP the coinsurance and the reserve decreases are netted since these are non-cash items, and the Company expects to recapture the coinsurance from future profits of the reinsured business. The Company has the right to recapture the business at any time after September 30, 2004, upon 90 days advance notice. As of December 31, 2003, the outstanding coinsurance amount was $3,075,137. The Company recorded as an expense the risk charge of $32,000 for the fourth quarter of 2003.

     On August 25, 2004, the Company entered into an Agreement and Plan of Reorganization with Security National Life Insurance Company and SSLIC Holding Company. Under the terms of the agreement, SSLIC Holding Company will be merged into the Company, resulting in the Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and Security National Life Insurance Company has agreed to purchase 490,816 shares of the Company's common stock from the unaffiliated stockholders at $3.84 per share, or a total price of $1,884,733. The obligations of the Company, Security National Life Insurance Company and SSLIC Holding Company to complete the transaction are subject to the satisfaction of certain conditions, including the approval of the Agreement and Plan of Reorganization by a majority of the Company's stockholders, approval of the transaction by the insurance departments of Florida and Utah, and, on the closing date, the dissenting shares of the Company's common stock must not exceed 10% of the Company's outstanding common shares.

     The Company received rental income from Security National Financial Corporation of $167,349 and $168,933 for the years ended December 31, 2003 and 2002, respectively, for a lease of office space in the Company's building under the terms of the Administrative Services Agreement.

     The Company received interest income from Security National Financial Corporation of $33,767 and $75,622 for the years ended December 31, 2003 and 2002, respectively, for short-term loans, of which $28,091 and $113,707 were outstanding as of December 31, 2003 and 2002.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of November 30, 2003 for
(i) each executive officer of the Company, (ii) each director, (iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares, and (iv) all directors and officers as a group.

                                                                     Percent of
  Name and Address(1)                              Number of Shares   Ownership
  -------------------                              ----------------  ---------
    SSLIC Holding Company(2)(3)                        1,207,784        57.4%
    Security National Life Insurance Company(2)(3)       406,635        19.3%
    George R. Quist(3)                                         0          *
    Scott M. Quist(3)                                          0          *
    G. Robert Quist(3)                                         0          *
    Stephen M. Sill                                            0          *
    Charles L. Crittenden(3)                                   0          *
    H. Craig Moody(3)                                          0          *
    Robert G. Hunter, M.D.(3)                                  0          *
    Norman G. Wilbur(3)                                        0          *
    J. Lynn Beckstead, Jr.(3)                                  0          *
    All executive officers and directors
    as a group (9 persons)                             1,614,419        76.7%
 -----------------------------
    *Less than 1%.

(1) Unless otherwise indicated, the address of each listed stockholder is c/o Security National Financial Corporation, 5300 South 360 West, Suite 350, Salt Lake City, UT 84123.

(2) SSLIC is a wholly owned subsidiary of Security National Life Insurance Company.

(3) Each of the directors of the Company, except for G. Robert Quist, are directors of the Company and Security National Life Insurance Company and accordingly, exercise shared voting and investment power with respect to the shares of the Company's common stock beneficially owned by the Company and Security National Life Insurance Company, respectively.

Agreement and Plan of Reorganization

     The Company's Board of Directors, the Board of Directors of Security National Life Insurance Company, and the Board of Directors of SSLIC Holding Company have each approved the Agreement and Plan of Reorganization dated August 25, 2004. Upon completion of the proposed Agreement and Plan of Reorganization, SSLIC Holding Company will be merged with and into the Company which merger, if consummated, would result in (i) the Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and (ii) the Company's unaffiliated stockholders, holding an aggregate of 490,816 shares of common stock, becoming entitled to receive $3.84 in cash for each issued and outstanding share of their common stock of the Company, or an aggregate of $1,884.733. The Agreement and Plan of Reorganization was unanimously approved by all of the directors of the Company.

     If the proposed merger is completed, the separate existence of SSLIC Holding Company will cease as the Company will be the surviving corporation in the merger and will continue to be governed by the laws of the State of Florida, and the separate corporate existence of the Company will continue unaffected by the merger. The shares of common stock owned by the Company's unaffiliated stockholders immediately prior to the effective time of the merger will be exchanged for cash.

     The total amount of cash to be paid by Security National Life Insurance Company to the unaffiliated stockholders holding an aggregate of 490,816 shares of common stock, pro rata to their respective share ownership, will be $3.84 per share of common stock, or an aggregate of $1,884,733. These funds will come from cash on hand of Security National Life Insurance Company. There are no material conditions or alternative financing arrangements or plans to such financing. None of the funds or other consideration required is, or is expected to be borrowed, directly or indirectly, for the purpose of the transaction.

     The 490,816 shares of the Company's common stock that Security National Life Insurance Company has agreed to purchase from the Company's unaffiliated stockholders represent 23.3% of the Company's outstanding common shares, or all of the Company's outstanding shares, except for the shares of common stock held by Security National Life Insurance Company and SSLIC Holding Company. Security National Life Insurance Company and SSLIC Holding Company collectively own 76.7% of the Company's outstanding common shares.

     If the merger is completed, each share of the Company's common stock held by an unaffiliated stockholder immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the stockholder thereof, automatically be canceled and converted into the right to receive cash in the amount equal to $3.84 per share. In addition, each unaffiliated stockholder immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of such stockholder, cease being a stockholder of the Company and automatically receive cash in an amount equal to the number of shares of common stock held of record by such stockholder at such time multiplied by $3.84 per share.

     The Company plans to hold a special meeting of stockholders in the near future to vote on the approval and adoption of the Agreement and Plan of Reorganization and the proposed merger. In order to complete the proposed merger, a majority of all common shares entitled to vote on the approval and adoption of the Agreement and Plan of Reorganization must vote to approve and adopt the Agreement and Plan of Reorganization and the merger.

     Security National Life Insurance Company beneficially owns 406,635 shares of the Company's common stock, or 19.3% of the outstanding common shares; and SSLIC Holding Company beneficially owns 1,207,784 shares of the Company's common stock, or 57.4% of the outstanding common shares. Security National Life Insurance Company and SSLIC Holding Company both intend to vote all of the common shares that they own in the Company in favor of adoption of the Agreement and Plan of Reorganization, thus assuring stockholder approval of the Agreement and Plan of Reorganization.

                          REPORT OF THE AUDIT COMMITTEE

     The Company has an Audit Committee consisting of three non-management directors, Charles L. Crittenden, H. Craig Moody, and Norman G. Wilbur. Each member of the Audit Committee is considered independent and qualified in accordance with applicable independent director and audit committee listing standards. The Company's Board of Directors has adopted a written charter for the Audit Committee.

     During the year 2003, the Audit Committee met two times. The Audit Committee has met with management and discussed the Company's internal controls, the quality of the Company's financial reporting, the results of internal and external audit examinations, and the audited financial statements. In addition, the Audit Committee has met with the Company's independent auditors, Tanner + Co., and discussed all matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Audit Committee received and discussed with the auditors its annual written report on its independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services provided by it to the Company during 2003 was compatible with the auditors' independence.

     In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for the integrity of the Company's internal controls and its financial statements and reports, and the Company's independent auditors, who are responsible for performing an independent audit of the Company's financial statements in accordance with United States general accepted auditing standards and for issuing a report on these financial statements.

     Pursuant  to  the  reviews  and  discussions  described  above,  the  Audit
Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                   PROPOSAL 2

     The independent public accounting firm of Tanner + Co. has been the Company's independent accountants since December 31, 1999. The Audit Committee has recommended and the Board of Directors has appointed Tanner + Co. for purposes of auditing the financial statements of the Company for the fiscal year ending December 31, 2004. It is anticipated that representatives of Tanner + Co. will be present at the annual meeting and will be provided an opportunity to make a statement if they desire, and to be available to respond to appropriate questions.

     The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Tanner + Co. as the Company's independent accountants for fiscal year ending December 31, 2004.

                AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN
                   AND IMPLEMENTATION FEES AND ALL OTHER FEES

     Fees paid during the year 2003 for the annual audit of the financial statements and employee benefit plans, and related quarterly reviews were approximately $55,000. There were no other fees during 2003.

                                  OTHER MATTERS

     The Company knows of no other matters to be brought before the annual meeting, but if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgment.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     Stockholders are referred to the Company's annual report, including financial statements, for the fiscal year ended December 31, 2003. The annual report is incorporated in this proxy statement and is not to be considered part of the soliciting material. Enclosed is a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2003.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER'S PROPOSALS
                   FOR ANNUAL MEETING TO BE HELD IN JULY 2005

     Any proposal by a stockholder to be presented at the Company's next annual meeting of stockholders expected to be held in July 2005 must be received at the offices of the Company, 755 Rinehart Road, Lake Mary, Florida 32746, no later than March 31, 2005.

                                 By order of the Board of Directors,


                                 G. Robert Quist
                                 First Vice President and Secretary
December 2, 2004

                                      PROXY
                    SOUTHERN SECURITY LIFE INSURANCE COMPANY
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned common stockholder of Southern Security Life Insurance Company (the "Company") acknowledges receipt of the notice of annual meeting of the stockholders to be held on Thursday, December 23, 2004, at 5300 South 360 West, Suite 250, Salt Lake City, Utah, at 10:00 a.m. Mountain Standard Time, and hereby appoints Messrs. George R. Quist, Scott M. Quist and G. Robert Quist, or any of them, each with full power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said annual meeting of stockholders and at all adjournments or postponements thereof, hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

1. To elect eight directors to be voted upon by the common stockholders together:

                [ ] FOR all nominees listed below (except as marked to the contrary below)

                [ ] WITHHOLD AUTHORITY to vote for all nominees
                    listed below.

(INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

            J. Lynn Beckstead, Jr., Charles L. Crittenden, Robert G. Hunter, M.D., H. Craig Moody, George R. Quist, G. Robert Quist, Scott M. Quist, and Norman G. Wilbur

2. To ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004;

           [  ]  FOR                 [ ]  AGAINST           [ ]  ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

           [  ]  FOR                 [ ]  AGAINST           [ ]  ABSTAIN

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3.

Dated  _________________________ , 2004


________________________________________
Signature of Stockholder

________________________________________
Signature of Stockholder

     Please sign your name exactly as it appears on your share certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing. Please sign, date, and return this proxy card immediately.

NOTE: Securities dealers or other representatives: please state the number of shares voted by this proxy.